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FOR IMMEDIATE RELEASE

Investor Relations Contact                             Karen Spina
Shanoop Kothari                                        FitzGerald Communications
Tel: (713) 561-3000                                    (617) 488-9500
Fax: (713) 561-3600                                    kspina@fitzgerald.com
invest@bindview.com

Media Relations Contact
Paula Berman
Tel: (713) 561-4333
Pr@bindview.com


 BINDVIEW ANNOUNCES INITIATIVES TO IMPROVE OPERATING EFFICIENCY AND REDUCE COSTS
                 Measures Include Management Reorganization and
                      Fourteen Percent Personnel Reduction


HOUSTON -- JULY 18, 2001 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT administration and security management solutions, today announced that it has completed a corporate reorganization and implemented a number of cost-cutting measures to improve operating efficiency and accelerate the company's return to profitability. In its press release dated July 2, 2001, the company announced lower revenue expectations for the second half of 2001 and its plans to reduce operating expenses.

The corporate reorganization involved a realignment and streamlining of the sales, marketing and R&D departments and changes in senior management. Bill Miller has been appointed chief operating officer and Gary Margolis has been promoted to chief technology officer. Mr. Margolis, who has held various technology-related and senior-level management positions at BindView for the past nine years, will be responsible for BindView's R&D groups in Houston, Arlington, Va., and India, as well as for the company's world-renowned RAZOR security team.

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BINDVIEW ANNOUNCES INITIATIVES

The cost-cutting measures, including the previously announced closing of the company's Boston office, primarily consists of a reduction of approximately fourteen percent of the company's workforce and reduced spending in non-personnel related areas. These actions are expected to reduce operating expenses in the second half of 2001 by over $8 million and will result in a one-time restructuring charge to be taken in the third quarter. This will lower the revenue required to break even in the fourth quarter to approximately $21 million.

The company also announced that it has engaged a leading management consulting firm, McKinsey and Company, to assist the company in optimizing its sales and marketing programs. The company expects to see improvements from this effort in the next few months.

The company had previously announced that revenue for the second quarter will range from $17.5 million to $18.5 million and that it expects revenue in the third and fourth quarter to be up sequentially over the second quarter. Revenue for the full year 2001 will likely be below that reported for 2000. The specific details of the organizational changes, cost reductions and more definitive revenue expectations for the second half of 2001 will be reviewed in the company's second quarter earnings release and related call, which is scheduled after the market closes on July 30, 2001.

The company also announced that the stock-selling program of its president and CEO, Eric Pulaski, was terminated early this month under the written terms of that program and that Mr. Pulaski has no plans regarding future sales of his stock. Moreover, Mr. Pulaski has opted to forego receiving a salary or bonus from the company until the company becomes profitable.

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BINDVIEW ANNOUNCES INITIATIVES

Commenting on the restructuring, Mr. Pulaski stated, "We are sharply focused on accelerating our return to profitability by improving our sales and marketing effectiveness and increasing our operating leverage. This will be achieved while maintaining our commitment to deliver the highest level of customer support and developing and maintaining our highly competitive IT security management and administration solutions. We believe that the reorganization and cost-cutting actions will strengthen the company and enhance its ability to compete more effectively."


ABOUT BINDVIEW CORPORATION

BindView, the leader in the vulnerability assessment market, provides software solutions, which enhance business performance by helping to ensure the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. By enabling corporate IT professionals to effectively leverage their existing technologies, BindView's award-winning products play a critical role in achieving business goals. More than 20 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies, including more than 75 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with lower customer demand in a weak economy, increased competition within the network management software industry, the effects of cost reductions initiated on the company's business and transitional inefficiencies that may arise during BindView's implementation of the reorganization plans outlined in this news release, as well as the management challenges of implementing those plans while attempting to maintain employee motivation and effectiveness. Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission


Editors Note : BindView product names used in this document are trademarks, which may be registered in one or more jurisdictions, of BindView. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.